April 18, 2005


via facsimile and U.S. mail

Mr. J.W.Stewart
Chief Executive Officer
BJ Services Company
5500 Northwest Central Drive
Houston, Texas 77092


	Re:	BJ Services Company
		Form 10-K, Filed January 26, 2005
		Form 10-Q, Filed February 9, 2005
		File No. 1-10570

Dear Mr. Stewart:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							H. Roger Schwall
							Assistant Director


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BJ Services Company
April 18, 2005
page 2




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE